PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-258109

Up to 130,532,274 Shares of Common Stock

Up to 17,905,000 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 76,250 Warrants to Purchase Common Stock

This Prospectus relates to the issuance by us of an aggregate of up to 17,905,000 shares of our Common Stock, $0.0001 par value per share (the “Common Stock”), which consists of (i) up to 405,000 shares of Common Stock that are issuable upon the exercise of 405,000 warrants (the “Private Warrants”) originally issued in a private placement to Apex Technology Sponsor LLC (the “Sponsor”) in connection with the initial public offering of Apex Technology Acquisition Corporation (“Apex”) and (ii) up to 17,500,000 shares of Common Stock that are issuable upon the exercise of 17,500,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of Apex. We will receive the proceeds from any exercise of any Warrants for cash.

This Prospectus also relates to the offer and sale from time to time by the selling securityholders named in this Prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 130,532,274 shares of Common Stock consisting of (a) up to 14,000,000 shares of Common Stock issued in a private placement pursuant to subscription agreements (the “Subscription Agreements”) entered into on November 23, 2020, as amended, (b) up to 3,252,796 shares of Common Stock (which includes 2,916,700 Sponsor Earn-Out Shares (as defined below)) issued in a private placement to the Sponsor and Cantor Fitzgerald & Co in connection with the initial public offering of Apex (the “Sponsor Shares”), (c) up to 810,000 shares of Common Stock that were issued in connection with the separation of the Private Units (as defined herein), (d) up to 405,000 shares of Common Stock issuable upon exercise of the Private Warrants and (e) up to 112,070,264 shares of Common Stock (including up to 13,329,196 shares of Common Stock issuable pursuant to outstanding options and up to 1,912,155 shares of Common Stock issuable as Earnout Shares (as defined below)) pursuant to that certain Amended and Restated Registration Rights Agreement, dated July 1, 2021, between us and the selling securityholders granting such holders registration rights with respect to such shares and (ii) up to 76,250 Private Warrants. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the selling securityholders pursuant to this Prospectus.

The selling securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Common Stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock or Warrants. See the section titled “Plan of Distribution.”

Our Common Stock and Warrants are listed on the Nasdaq Global Select Market under the symbols “AVPT” and “AVPTW,” respectively. On August 30, 2022, the last reported sales price of our Common Stock was $4.685 per share and the last reported sales price of our Warrants was $0.77 per warrant.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risks. You should carefully review the risks and uncertainties described in the section titled “Risk Factors” beginning on page 10 of this Prospectus, and under similar headings in any amendments or supplements to this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated August 31, 2022

ABOUT THIS PROSPECTUS

This Prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities offered by them described in this Prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this Prospectus. This Prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of Common Stock underlying the Warrants pursuant to this Prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this Prospectus or any applicable Prospectus supplement or any free writing Prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a Prospectus supplement or post-effective amendment to the Registration Statement to add information to, or update or change information contained in, this Prospectus. You should read both this Prospectus and any applicable Prospectus supplement or post-effective amendment to the Registration Statement together with the additional information to which we refer you in the sections of this Prospectus titled “Where You Can Find More Information.”

On July 1, 2021, Legacy AvePoint, Apex, and the Merger Subs (as such terms are defined below), consummated the closing of the transactions contemplated by the Business Combination Agreement (as defined below). Pursuant to the terms of the Business Combination Agreement, a business combination of Legacy AvePoint and Apex was effected by the merger of Merger Sub 1 (as defined below) with and into Legacy AvePoint, with Legacy AvePoint surviving the First Merger (as defined below) as a wholly-owned subsidiary of Apex, and promptly following the First Merger, Legacy AvePoint was merged with and into Merger Sub 2 (as defined below), with Merger Sub 2 surviving the Second Merger (as defined below) as a wholly-owned subsidiary of Apex. Following the consummation of the Mergers on the Closing Date (as defined below), the Surviving Entity (as defined below) changed its name to AvePoint US, LLC and Apex changed its name from Apex Technology Acquisition Corporation to AvePoint, Inc. On July 26, 2021, AvePoint US, LLC was merged with and into AvePoint, Inc.

Unless the context indicates otherwise, references in this Prospectus to the “AvePoint,” “we,” “us,” “our” and similar terms refer to AvePoint, Inc. (f/k/a Apex Technology Acquisition Corporation) and its consolidated subsidiaries (including, as the context may require, Legacy AvePoint) upon and at all times after the consummation of the Business Combination. References to “Legacy AvePoint” refer to the operating company prior to the consummation of the Business Combination. References to “Apex” refer to the predecessor blank check “special purpose acquisition company” prior to the consummation of the Business Combination.

Our principal executive offices are located at 525 Washington Blvd, Suite 1400, Jersey City, NJ 07310, and our telephone number is (201) 793-1111. Our principal operating offices are located at Riverfront Plaza, West Tower, 901 E Byrd St, Suite 900, Richmond, VA 23219 and our telephone number for that office is (804) 372-8080. All correspondence should be directed to our principal operating offices in Richmond, Virginia.

“AvePoint,” "AvePoint, Inc.©," and all other names, logos, and icons identifying AvePoint and/or AvePoint's products and services and our other registered and common law trade names, trademarks, and service marks are property of AvePoint, Inc. This Prospectus contains additional trade names, trademarks, and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this Prospectus may appear without the ® or ™ symbols.

You should rely only on the information contained in this Prospectus, any supplement to this Prospectus, or in any free writing Prospectus, filed with the SEC. Neither we nor the selling securityholders have authorized anyone to provide you with additional information or information different from that contained in this Prospectus filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: Neither we nor the selling securityholders have done anything that would permit this offering or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this Prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this Prospectus outside the United States.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains “forward-looking statements” that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections titled “Prospectus Summary” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this Prospectus. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or the negative of these terms or other similar expressions intended to identify statements about the future. These statements speak only as of the date of this Prospectus and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements include, without limitation, statements about:

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our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•	costs related to the Business Combination;
•	our future operating or financial results;
•	future acquisitions, business strategy and expected capital spending;
•	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;
•	the implementation, market acceptance and success of our business model and growth strategy;
•	expectations and forecasts with respect to the size and growth of the cloud industry and digital transformation in general and Microsoft’s products and services in particular;
•	the ability of our products and services to meet customers’ compliance and regulatory needs;

•	our ability to compete with others in the digital transformation industry;
•	our ability to grow our market share;
•	our ability to attract and retain qualified employees and management;
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our ability to adapt to changes in consumer preferences, perception and spending habits and develop and expand our product offerings and gain market acceptance of our products, including in new geographies;

•	developments and projections relating to our competitors and industry;
•	our ability to develop and maintain our brand and reputation;
•	developments and projections relating to our competitors and industry;
•	the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;
•	the impact of the COVID-19 pandemic on customer demands for cloud services;
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unforeseen business disruptions or other impacts due to political instability, civil disobedience, terrorism, armed hostilities (including the recent outbreak of hostilities between Russia and Ukraine), extreme weather conditions, natural disasters, other pandemics or other calamities.

•	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;
•	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;
•	our future capital requirements and sources and uses of cash;
•	our ability to obtain funding for our operations and future growth; and
•	our business, expansion plans and opportunities.

The foregoing list of risks is not exhaustive. Other sections of this Prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this Prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as required by law.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this Prospectus, the events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should refer to the ‘‘Risk Factors’’ section of this Prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements.

You should read this Prospectus and the documents that we reference in this Prospectus and have filed as exhibits to the Registration Statement, of which this Prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this Prospectus and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

FREQUENTLY USED TERMS

“Apex” means Apex Technology Acquisition Corporation (which was renamed AvePoint, Inc. in connection with the Business Combination).

“Apex IPO” means Apex’s initial public offering of units, consummated on September 19, 2019.

“Apex Initial Stockholders” means the initial stockholders of Apex, including Apex’s officers and Apex’s directors, listed on Schedule C of the Business Combination Agreement.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement and Plan of Reorganization, dated as of November 23, 2020, as amended on December 30, 2020, March 8, 2021 and May 18, 2021, and as may be further amended from time to time, by and among Apex, AvePoint and Merger Subs.

“Closing” means the consummation of the Business Combination.

“Closing Date” means July 1, 2021, the date on which the Closing occurred.

“Closing Price” means, for each day that the Common Stock is trading on the Nasdaq Global Select Market, the closing price (based on such trading day) of shares of Common Stock on the Nasdaq Global Select Market, as reported on Nasdaq.com.

“Cantor” means Cantor Fitzgerald & Co, representative of the underwriters of the Apex IPO.

“Cantor Shares” means the 152,500 units initially purchased by Cantor and certain of its designees in a private placement in connection with the Apex IPO.

“First Merger” means the merger of Merger Sub I with and into Legacy AvePoint, with Legacy AvePoint surviving the First Merger as a wholly-owned subsidiary of Apex.

“Initial Stockholder Shares” means the 657,500 units initially purchased by the Apex Initial Stockholders in a private placement in connection with the Apex IPO.

“Legacy AvePoint” means AvePoint, Inc. a Delaware corporation, doing business as AvePoint, Inc., and, unless the context requires otherwise, its consolidated subsidiaries.

“Mergers” means the First Merger and Second Merger, together.

“Merger Sub 1” means Athena Technology Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Apex.

“Merger Sub 2” means Athena Technology Merger Sub 2, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Apex.

“Merger Subs” means Merger Sub I and Merger Sub 2, together.

“Merger Sub Common Stock” means Merger Sub 1’s Common Stock, par value $0.00001 per share.

“PIPE” means that certain private placement in the aggregate amount of $140 million, consummated immediately prior to the consummation of the Business Combination, pursuant to those certain Subscription Agreements with Apex, and subject to the conditions set forth therein, pursuant to which the subscribers purchased 14,000,000 shares of our Common Stock at a purchase price of $10.00 per share.

“PIPE Shares” means an aggregate of 14,000,000 shares of Common Stock issued to the subscribers in the PIPE.

“Private Warrants” means the 76,250 warrants to purchase shares of Common Stock purchased in a private placement in connection with the Apex IPO.

“Public Warrants” means the 17,500,000 warrants included as a component of the Apex units sold in the Apex IPO, each of which is exercisable for one share of Common Stock, in accordance with its terms.

“Private Units” means the 810,000 private units purchased in a private placement in connection with the Apex IPO.

“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, dated July 1, 2021, between and among AvePoint and certain securityholders who are parties thereto.

“Second Merger” means the merger of Legacy AvePoint with and into Merger Sub 2, with Merger Sub 2 surviving as a wholly-owned subsidiary of Apex.

“Sponsor” means the Apex Technology Sponsor LLC.

“Sponsor Earn-Out Shares” means up to 2,916,700 shares of Apex Common Stock that the Sponsor deposited into escrow subject to the following vesting provisions: a) 100% of the Sponsor Earn-Out Shares shall vest and be released to the Sponsor if at any time from and after the Closing through the seventh anniversary thereof, the Closing Price is greater than or equal to $15.00 (as adjusted for share splits, share capitalization, reorganizations, recapitalizations, and the like) over any 20 trading days within any 30 trading day period; and 100% of the remaining Sponsor Earn-Out Shares that have not previously vested under the Sponsor Support Agreement (as defined herein) shall vest and be released to the Sponsor if at any time from and after the Closing through the seventh anniversary thereof, Apex consummates a Subsequent Transaction.

“Sponsor Shares” means the Initial Stockholder Shares and Cantor Shares.

“Subsequent Transaction” means any transaction or series of related transactions, including any sale, merger, liquidation, exchange offer or other similar transaction, that is consummated after the effective time of the First Merger that results (a) in any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring beneficial ownership of 50% or more of the outstanding voting securities of AvePoint (as successor to Apex), directly or indirectly, immediately following such transaction, provided that any transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding shares of Common Stock (or at least 50% of the combined voting power of the then outstanding shares of AvePoint (as successor to Apex) or any parent company of AvePoint issued in exchange for Common Stock) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities who were the beneficial owners of at least 50% of the shares of Common Stock outstanding immediately prior to such transaction (or series of related transactions), shall not be deemed a “Subsequent Transaction” or (b) a sale or disposition of all or substantially all of the assets of AvePoint (as successor to Apex) and its subsidiaries on a consolidated basis.

“Surviving Corporation” means Legacy AvePoint following the consummation of the Mergers.

“Warrants” means the Private Warrants and the Public Warrants, together.

THE COMPANY

Overview of Our Business

Our mission at AvePoint, Inc. (“AvePoint,” “we,” “us,” or “our”) is to help organizations collaborate with confidence in the modern workplace. Our goal is to be the catalyst of business transformation by empowering organizations to secure digital collaboration data, sustain connections between people, and ensure business continuity. We help transform data and enable collaboration so users can be more productive with the latest cloud services, and drive efficiency in delivery and management of those services for infrastructure and operations leaders.

We do this through our Confidence Platform, a software-as-a-service (“SaaS”) platform that assists organizations who use Microsoft 365 ("M365"), Google, Salesforce and more than a half dozen additional cloud collaboration platforms. The Confidence Platform supports the collaboration of 9 million users across 7 continents with a scalable, secure, and intelligent architecture. This scalable architecture manages more than 175 PB of content, and is deployed 14 global data centers, with a 99.9% uptime. Our privacy and security policies are backed by industry certifications including ISO, SOC2 Type II, and FedRAMP moderate authorization. The intelligence engine driving the Confidence Platform ensures continuing value for customers by using AI to maximize relevant data, providing insights, automating operations, and enabling our Control, Fidelity, and Resilience software suites to optimize organizational efficiency, efficacy. and agility.

Our Control Suite enable IT to deliver collaboration services at scale, with automation and repeatable business templates. As a result, organizations can maximize their digital transformation investments by empowering business users with control over licenses, workspaces, and data owned by their departments. Our Fidelity Suite preserves data integrity as organizations undergo digital transformation projects to streamline the way they work from one collaboration system to the next. The Resilience Suite helps organizations comply with data governance regulations, preserve business records for compliance, and ensure business continuity.

Building on the Confidence Platform, we continue to pursue additional industry and role-based applications tailored o the modern workplace which focus on people, process and productivity, including an application that support secure collaboration for companies undergoing mergers and acquisition activities. We enable our Control, Fidelity, and Resilience Suites to target highly sensitive data-room projects, enabling companies to work with third parties throughout the transitions in their business. The framework established by the Confidence Platform empowers project owners with additional self-service controls, insights, and automation, while preserving compliance records.

With our solutions, organizations have the tools to enable rapid and sustainable adoption of critical applications like Microsoft Teams, which have recently been experiencing record growth in organizations large and small. Systems like M365 can now pass security audits and give teams the control they need to have confidence in their cloud investment. Security teams no longer block progress and pursuit of “work from anywhere” initiatives. With our solutions, they can have confidence in their ability to monitor, manage and govern the rapid adoption of new cloud services. Finally, organizations can use solutions to save time and money, and can decommission home-grown or point solutions that fail to provide key insights and flexible automation that drive business outcomes. The flexibility, automation, and insights of our solutions enable IT to meet business needs and deliver value.

Agility	We value quick, informed decision-making to meet and exceed customer expectations. We subscribe to a growth mindset, which contributes to our entrepreneurial and learning spirit.
Passion	Drive and energy are contagious here; we are not just going through the motions. We do things that are impactful and as a result, amplify our customers’ success.

Teamwork

We are invested in the success of our colleagues, partners, customers, and community. We do this by promoting global collaboration and taking pride in helping, sharing, mentoring, and coaching each other.

Background

We were originally known as Apex Technology Acquisition Corporation. On November 23, 2020, Legacy AvePoint, Apex, and the Merger Subs consummated the transactions contemplated under the Business Combination Agreement. Pursuant to the terms of the Business Combination Agreement, a business combination of Legacy AvePoint and Apex was effected by the merger of Merger Sub 1 with and into Legacy AvePoint, with Legacy AvePoint surviving the First Merger as a wholly-owned subsidiary of Apex, and promptly following the First Merger, Legacy AvePoint was merged with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of Apex. Following the consummation of the Mergers on the Closing Date, the Surviving Entity changed its name to AvePoint US, LLC and Apex changed its name from Apex Technology Acquisition Corporation to AvePoint, Inc. In July 2021, AvePoint US, LLC was merged with and into AvePoint, Inc.

On the Closing Date, a number of purchasers (each, a “Subscriber”) purchased from AvePoint an aggregate of 14,000,000 shares of Apex Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $140.0 million, pursuant to separate subscription agreements (each, a “Subscription Agreement”) entered into effective as of November 23, 2020. Pursuant to the Subscription Agreements, we gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of the PIPE Shares was consummated concurrently with the Closing of the Business Combination.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Executive Chairman and Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We will take advantage of the benefits of the extended transition period emerging growth company status permits.

During the extended transition period, it may be difficult or impossible to compare our financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2024, (b) the last date of our fiscal year in which we have a total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Corporate Information

Our principal executive offices are located at 525 Washington Blvd, Suite 1400, Jersey City, NJ 07310, and our telephone number is (201) 793-1111. Our principal operating offices are located at Riverfront Plaza, West Tower, 901 E Byrd St, Suite 900, Richmond, VA 23219 and our telephone number for that office is (804) 372-8080. All correspondence should be directed to our principal operating offices in Richmond, Virginia.

“AvePoint,” "AvePoint, Inc.©," and all other names, logos, and icons identifying AvePoint and/or AvePoint's products and services and our other registered and common law trade names, trademarks, and service marks are property of AvePoint, Inc. This Prospectus contains additional trade names, trademarks, and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this Prospectus may appear without the ® or ™ symbols.

Available Information

Our Internet address is https://www.avepoint.com/. At our Investor Relations website, https://ir.avepoint.com/, we make available free of charge a variety of information for investors. Our goal is to maintain the Investor Relations website as a portal through which investors can easily find or navigate to pertinent information about us, including:

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Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file that material with or furnish it to the SEC at www.sec.gov.

•	Announcements of investor conferences, speeches, presentations, and events at which our executives talk about our product, service, and competitive strategies.
•	Press releases on quarterly earnings, product and service announcements, legal developments, and national and international news.
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Corporate governance information including our articles of incorporation, bylaws, governance guidelines, committee charters, code of ethics and business conduct, whistleblower “open door” policy for reporting accounting and legal allegations, global corporate social responsibility initiatives, and other governance-related policies.

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Other news and announcements that we may post from time to time that investors might find useful or interesting, including with respect to our business strategies, financial results, and metrics for investors.

In addition to these channels, we use social media to communicate to the public. It is possible that the information we post on social media could be deemed to be material to investors. We encourage investors, the media, and others interested in AvePoint to review the information we post on the social media channels listed on our Investor Relations website.

The information found on our main website or our Investor Relations website is not part of this Prospectus or any report we file with, or furnish to, the SEC, for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act except as shall be expressly set forth by specific reference in such filing, and you should not consider any information contained on, or that can be accessed through, our website as part of this Prospectus or in deciding whether to purchase our securities.

THE OFFERING

This summary highlights information contained elsewhere in this Prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire Prospectus, including our consolidated financial statements and the related notes thereto incorporated by reference herein and the information set forth in the sections titled “Risk Factors.” Unless the context otherwise requires, we use the terms “AvePoint,” “we,” “us” and “our” in this Prospectus to refer to AvePoint, Inc. and our wholly owned subsidiaries after the consummation of the Business Combination.

Issuance of Common Stock

Shares of Common Stock offered by us

17,905,000 shares of Common Stock, consisting of (i) 405,000 shares of Common Stock that are issuable upon exercise of the Private Warrants and (ii) 17,500,000 shares of Common Stock that are issuable upon exercise upon the exercise of the Public Warrants.

Shares of Common Stock outstanding prior to the exercise of all Warrants	183,199,938 (as of June 30, 2022)

Shares of Common Stock outstanding assuming exercise of all Warrants	201,104,938 (based on the total shares outstanding as of June 30, 2022)

Exercise price of warrants	$11.50 per share, subject to adjustment as described herein

Use of proceeds

We will receive up to an aggregate of approximately $205.9 million from the exercise of the Warrants. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds” in this Prospectus for more information.

Resale of Common Stock and Warrants

Shares of Common Stock offered by the selling securityholders

We are registering the resale by the selling securityholders named in this Prospectus, or their permitted transferees, an aggregate of 130,532,274 shares of Common Stock, consisting of:

•   up to 14,000,000 PIPE Shares;

•   up to 3,252,796 Sponsor Shares;

•   up to 810,000 shares issued upon separation of the Private Units;

•   up to 405,000 shares of Common Stock issuable upon the exercise of the Private Warrants; and

•   up to 112,064,478 shares of Common Stock pursuant to the Registration Rights Agreement (including up to 13,329,196 shares of Common Stock issuable pursuant to outstanding options and up to 1,912,155 shares of Common Stock issuable as Earnout Shares).

Warrants offered by selling securityholders	Up to 76,250 Private Warrants

Redemption	The Public Warrants are redeemable in certain circumstances. See “Description of Our Securities – Warrants.”

Lock-Up Agreements

Certain of our securityholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section titled “Certain Relationships and Related Party Transactions—AvePoint Related Agreements — Lock-Up Agreements.”

Terms of the offering	The selling securityholders will determine when and how they will dispose of the securities registered for resale under this Prospectus.

Use of proceeds	We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the selling securityholders.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors”.

Nasdaq ticker symbols	“AVPT” and “AVPTW”

For additional information concerning the offering, see the section titled “Plan of Distribution” beginning on page 17.

RISK FACTORS

Your investment in our securities involves a high degree of risk.  You should carefully read and consider the risks set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 31, 2022, and any updates in our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this Prospectus, and all of the other information appearing in this Prospectus or incorporated by reference in this Prospectus, in light of your particular investment objectives and financial circumstances.

If any of the events described actually occur, or if additional risks and uncertainties not presently known to us or that we currently deem immaterial, materialize, then our business, financial condition, cash flows, and operating results could be materially adversely affected.  As a result, the trading price of our Common Stock and the value of the securities offered could decline, and you could lose a part or all of your investment.

USE OF PROCEEDS

All of the shares of Common Stock and Warrants offered by the selling securityholders pursuant to this Prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $205.9 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes, including to fund potential future investments and acquisitions of companies that we believe are complementary to our business and consistent with our growth strategy. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Public Warrants are listed on Nasdaq under the symbol “AVPTW.”

We cannot currently determine the price or prices at which shares of Common Stock or Warrants may be sold by the selling securityholders under this Prospectus.

DILUTION

We are offering 17,905,000 shares of Common Stock, consisting of (i) 405,000 shares of Common Stock that are issuable upon exercise of the Private Warrants and (ii) 17,500,000 shares of Common Stock that are issuable upon exercise upon the exercise of the Public Warrants and the selling securityholders are offering for resale up to 130,532,274 shares of Common Stock (including 405,000 shares of Common Stock that may be issued upon exercise of the Private Warrants, up to 13,329,196 shares of Common Stock issuable pursuant to outstanding options, up to 1,912,155 shares of Common Stock issuable as Earnout Shares and up to 2,916,700 shares of Common Stock issuable as Sponsor Earn-Out Shares) and up to 76,250 Private Warrants. The resale of the current outstanding shares of Common Stock under this Prospectus will not dilute the ownership interests of existing stockholders. To the extent the Warrants are exercised, existing stockholders will experience dilution to their ownership interests in the Company.

SELLING SECURITYHOLDERS

This Prospectus relates to the issuance of up to 17,905,000 shares of common stock consisting of (i) 405,000 shares of common stock that are issuable upon the exercise of 405,000 Private Warrants and (ii) 17,500,000 shares of common stock that are issuable upon the exercise of 17,500,000 Public Warrants. We are also registering the resale by the selling securityholders or their permitted transferees from time to time of (i) up to 130,532,274 shares of common stock (including up to 405,000 shares of common stock that may be issued upon exercise of the Private Warrants, up to 13,329,196 shares of common stock issuable pursuant to outstanding options, up to 1,912,155 shares of common stock issuable as Earnout Shares and 2,916,700 Sponsor Earn-Out Shares) and (ii) up to 76,250 Private Warrants. The selling securityholders may from time to time offer and sell any or all of the Common Stock and Private Warrants set forth below pursuant to this Prospectus and any accompanying Prospectus supplement.

As used in this Prospectus, the term “selling securityholders” includes the persons listed in the table below, together with any additional selling securityholders listed in a subsequent amendment to this Prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the selling securityholders’ interests in the Common Stock or Private Warrants other than through a public sale. We may amend or supplement this prospectus from time to time to update information provided in the table.

Pursuant to the Registration Rights Agreement executed in connection with the Business Combination, we filed with the SEC a registration statement on Form S-1, under the Securities Act of 1933 (the “Securities Act”) to register these resales.  On July 23, 2021, we filed an initial registration statement on Form S-1 under the Securities Act covering up to 405,000 shares of common stock that are issuable upon the exercise of 405,000 Private Warrants, 17,500,000 shares of our common stock that may be issued upon the exercise of the Public Warrants, up to 136,029,478 shares of common stock offered for resale by the selling securityholders or their permitted transferees from time to time, and up to 405,000 Private Warrants, which registration statement was amended on August 5, 2021 and was declared effective on August 9, 2021. The Form S-1 was later amended pursuant to that certain Post-Effective Amendment No. 1 to Form S-1 (the “Post-Effective Amendment No. 1”) on April 5, 2022 to provide certain material updates to the prospectus therein. The Post-Effective Amendment No. 1 was declared effective on April 11, 2022. We are filing this post-effective amendment on Form S-3 for the purposes of (i) converting the registration statement on Form S-1 into a registration statement on Form S-3 because we are eligible to use Form S-3 and (ii) providing an updated prospectus relating to these previously registered issuances and resales on Form S-1.  The selling securityholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of our common stock described under the column “Shares of Common Stock” in the table below.

Apex Technology Sponsor, LLC, on behalf of Jeff Epstein and Brad Koenig, and each of Jeff Epstein and Brad Koenig, entered into Lock-Up Agreements providing that they will not, subject to certain exceptions, transfer any of their shares of Class B Common Stock (which converted to Common Stock in connection with the Business Combination) until 12 months after the Closing and 50% of such shares of Class B Common Stock until 24 months after the Closing. See the section titled “Certain Relationships and Related Party Transactions - Lock-Up Agreements” in our Post-Effective Amendment No. 1 to Form S-1 Registration Statement.

Except as set forth herein and in the footnotes below, the following table sets forth, based on written representations from the selling securityholders, certain information as of August 3, 2021 regarding the beneficial ownership of our Common Stock and Warrants by the selling securityholders and the shares of Common Stock and Warrants being offered by the selling securityholders. The table below has been updated as of August 8, 2022 to reflect the distribution by Apex Technology Sponsor, LLC to its members of 6,490,796 shares of common stock and 328,750 warrants to purchase common stock, including 993,592 shares of common stock distributed to Jeff Epstein. For the avoidance of doubt, the table below also includes Earnout Shares and shares of Common Stock issuable upon the exercise of options not yet vested. The applicable percentage ownership of Common Stock is based on approximately 183,199,938 shares of Common Stock outstanding as of June 30, 2022 (prior to exercise of all Warrants). Information with respect to shares of Common Stock and Private Warrants owned beneficially after the offering assumes the sale of all of the shares of Common Stock or Private Warrants. The selling securityholders may offer and sell some, all or none of their shares of Common Stock or Private Warrants, as applicable.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling securityholders have sole voting and investment power with respect to all shares of Common Stock and Warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the selling securityholders, no selling securityholder is a broker-dealer or an affiliate of a broker dealer.

Except as set forth in the footnotes below, (i) the following table does not include up to 17,500,000 shares of Common Stock issuable upon exercise of the Public Warrants and (2) the address of each selling securityholder is 525 Washington Blvd, Suite 1400, Jersey City, New Jersey 07310.

Please see the section titled “Plan of Distribution” for further information regarding the selling securityholder’s method of distributing these shares.

	Shares of Common Stock				Warrants to Purchase Common Stock
Name of Selling Securityholders	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
PIPE Investors
Tiger Global Investments, L.P. (1)	5,000,000	5,000,000	—	—	—	—	—	—
Franklin Templeton Investment Funds – Franklin Technology Fund (2)	3,500,000	3,500,000	—	—	—	—	—	—
Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds (3)	2,500,000	2,500,000	—	—	—	—	—	—
Shotfut Manayot Chool - Pheonix Amitim (4)	1,350,000	1,350,000	—	—	—	—	—	—
The Phoenix Insurance Company Ltd. (4)	150,000	150,000	—	—	—	—	—	—
EDB Investments Pte Ltd. (5)	700,000	700,000	—	—	—	—	—	—
Millais Limited (6)	500,000	500,000	—	—	—	—	—	—
Koenig Family LLC (7)	50,000	50,000	—	—	—	—	—	—
Director and Officers of AvePoint, Inc.
Xunkai Gong (8)	21,342,644	21,342,644	—	—	—	—	—	—
The Purple Cove Trust (8)	2,045,360	2,045,360	—	—	—	—	—	—
The Purple Harbor Trust (8)	2,045,360	2,045,360	—	—	—	—	—	—
Giacoso Holdings LLC (8)	4,870,218	4,870,218	—	—	—	—	—	—
Vivace Holdings LLC (8)	243,508	243,508	—	—	—	—	—	—
Cadenza Holdings LLC (8)	818,460	818,460	—	—	—	—	—	—
G Sonata Trust (8)	7,544,403	7,544,403	—	—	—	—	—	—
Tianyi Jiang (9)	20,978,445	20,978,445	—	—	—	—	—	—
Capella 2021 GRAT (9)	7,887,324	7,887,324	—	—	—	—	—	—
Red Kite LLC (9)	2,678,617	2,678,617	—	—	—	—	—	—
River Valley Ltd. (9)	3,985,909	3,985,909	—	—	—	—	—	—
Jeff Epstein (10)	1,043,592	1,043,592	—	—	—	—	—	—
Brian Brown (11)	3,382,970	3,382,970	—	—	—	—	—	—
Andy Yong (12)	478,120	478,120	—	—	—	—	—	—
Stephen CuUnjieng (13)	264,263	264,263	—	—	—	—	—	—
Jeff Teper (14)	528,596	528,596	—	—	—	—	—	—
Balmoral Blue Limited (15)	4,286,002	4,286,002	—	—	—	—	—	—
Sophia Wu (16)	283,835	283,835	—	—	—	—	—	—
Other Holders of Registration Rights Pursuant to Registration Rights Agreement
Apex Technology Sponsor LLC (17)	3,245,454	3,245,454	—	—	—	—	—	—
Cantor Fitzgerald & Co. (18)	228,750	228,750	—	—	76,250	76,250	—	—
Avatar Investment Opportunities LLC (19)	13,634,059	13,634,059	—	—	—	—	—	—
Avatar Investment Solutions 1, LLC (19)	6,891,122	6,891,122	—	—	—	—	—	—
Avatar Investments (A), LLC (19)	8,690,660	8,690,660	—	—	—	—	—	—
Zhijian Lu (20)	20,054,556	20,054,556	—	—	—	—	—	—
The Bridge Water Trust (20)	1,636,119	1,636,119	—	—	—	—	—	—
KEM Lily LLC (20)	818,461	818,461	—	—	—	—	—	—
Fire Stone Family Trust (20)	6,626,813	6,626,813	—	—	—	—	—	—
KEM Pheonix LLC (20)	7,305,328	7,305,328	—	—	—	—	—	—
KEM Rose LLC (20)	818,461	818,461	—	—	—	—	—	—
The Cherry Tree Trust (20)	1,636,119	1,636,119	—	—	—	—	—	—
James Zhu (21)	11,278,227	11,278,227	—	—	—	—	—	—
MZ-Theta LLC (21)	409,230	409,230	—	—	—	—	—	—
MZ-Omega1 Trust (21)	2,723,166	2,723,166	—	—	—	—	—	—
The Shanmiao 2020 Trust (21)	856,551	856,551	—	—	—	—	—	—
MZ-Alpha LLC (21)	1,227,702	1,227,702	—	—	—	—	—	—
MZ-Beta LLC (21)	1,227,702	1,227,702	—	—	—	—	—	—
MZ-Delta LLC (21)	409,230	409,230	—	—	—	—	—	—
MZ-Eta LLC (21)	409,230	409,230	—	—	—	—	—	—
MZ-Gamma LLC (21)	2,435,109	2,435,109	—	—	—	—	—	—
The Zhijian 2020 Trust (21)	856,551	856,551	—	—	—	—	—	—
Thomas Morf (22)	170,979	170,979	—	—	—	—	—	—

(1)

Consists of 5,000,000 shares of Common Stock held of record by Tiger Global Investments, L.P. and/or other entities or persons affiliated with Tiger Global Management, LLC. Tiger Global Management, LLC is controlled by Chase Coleman and Scott Shleifer. The address for each of these entities and individuals is 9 West 57th Street, 35th Floor, New York, NY 10019.

(2)

Consists of 3,500,000 shares of Common Stock held of record by Franklin Templeton Investment Funds – Franklin Technology Fund (the “Franklin Fund”). Franklin Advisers, Inc. (“FAV”) is the investment manager of the Franklin Fund. FAV is an indirect wholly owned subsidiary of a publicly traded company, Franklin Resources (“FRI”) and may be deemed to be the beneficial owner of these securities for purposes of Rule 13d-3 under the Exchange Act in its capacity as the investment adviser to such funds and accounts pursuant to investment management contracts that grant investment and/or voting power to FAV. When an investment management contract (including a sub-advisory agreement) delegates to FAV investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats FAV as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, FAV reports for purposes of Section 13(d) of the Exchange Act that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted. The address of the Franklin Fund is c/o Franklin Advisers, Inc., One Franklin Parkway, San Mateo, California 94403. Based on information provided to us by the selling securityholder, the selling securityholder may be deemed to be an affiliate of broker-dealers. Based on such information, the selling securityholder acquired the shares of Common Stock being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the selling securityholder did not have any agreements or understandings with any person to distribute such shares.

(3)

Beneficial ownership consists of 2,500,000 shares of Common Stock held by Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds (the “Federated Fund”). The address of the Federated Fund is 4000 Ericsson Drive, Warrendale, Pennsylvania 15086-7561. The Federated Fund is managed by Federated Equity Management Company of Pennsylvania and subadvised by Federated Global Investment Management Corp., which are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Hermes, Inc. (the “Federated Parent”). All of the Federated Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Federated Trust”) for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue, who are collectively referred to as Federated Trustees, act as trustees. The Federated Parent’s subsidiaries have the power to direct the vote and disposition of the securities held by the Federated Fund. Each of the Federated Parent, its subsidiaries, the Federated Trust, and each of the Federated Trustees expressly disclaim beneficial ownership of such securities.

(4)

Consists of (i) 1,350,000 shares held by Shotfut Menayot Chool - Phoenix Amitim (“Amitim”) and (ii) 150,000 shares held by The Phoenix Insurance Company Ltd. (“Phoenix Insurance”). Haggai Schreiber, Deputy Chief Executive Officer and Chief Investment Officer, Gilad Shamir, Chief Investment Officer and Dan Kerner, Head of Nostro, each of Amitim and Phoenix Insurance Company, may be deemed to have voting and dispositive power with respect to the securities held by Amitim and Phoenix Insurance. The address of each of Amitim and Phoenix Insurance is Derech Hashalom 53, Giv’atayim, Israel 5345433.

(5)

Consists of 700,000 shares of Common Stock purchased in the PIPE held by EDB Investments Pte Ltd (“EDB Investments”). EDBI Pte Ltd (“EDBI”) is the fund manager of EDB Investments. Both EDB Investments and EDBI are wholly-owned by the Economic Development Board of Singapore, a Singapore statutory board. EDBI has the power to direct the vote and disposition of the shares owned beneficially and of record by EDB Investments. The address of EDB Investments is 250 North Bridge Road, #20-03 Raffles City Tower, Singapore 179101.

(6)	Consists of 500,000 shares of Common Stock purchased in the PIPE. The address of Millais Limited is c/o Millais USA LLC, 767 5th Avenue, 9th Floor, New York, NY 10153.

(7)

Consists of 50,000 shares of Common Stock purchased in the PIPE held by Koenig Family LLC. These numbers are calculated without regard to Mr. Koenig’s membership interest in Apex Technology Sponsor LLC. Mr. Koenig is the manager of Koenig family LLC and may be deemed to beneficially own these securities.

(8)

Consists of (i) 17,239,634 shares of Common Stock issued in exchange for outstanding Legacy AvePoint Common Stock, (ii) 3,775,335 shares of Common Stock issuable pursuant to options held as of August 3, 2021 (the “Selling Holder Ownership Date”) and (iii) 327,675 shares of Common Stock issuable upon the achievement of certain earnout provisions. The 17,239,634 shares and 327,675 Earnout Shares respectively include (i) 4,788,670 shares and 81,548 Earnout Shares held by Mr. Gong’s affiliate Giocoso Holdings LLC, (ii) 804,757 shares and 13,703 Earnout Shares held by Mr. Gong’s affiliate Cadenza Holdings LLC and (iii) 239,431 shares and 4,077 Earnout Shares held by Mr. Gong’s affiliate Vivace Holdings LLC, each of which Mr. Gong may be deemed to beneficially own, as well as 2,011,112 shares and 34,248 Earnout Shares held by The Purple Harbor Trust, for which Mr. Gong is the trustee, 2,011,112 shares and 34,248 Earnout Shares held by The Purple Cove Trust, for which Mr. Gong is the trustee, and 7,384,552 shares and 159,851 Earnout Shares held by G Sonata Trust, for which Mr. Gong is the trustee. Mr. Gong holds sole voting and dispositive power with respect to the shares held of record by each trust. Mr. Gong currently serves as Executive Chairman of our board of directors and served as Chairman and Chief Executive Officer of Legacy AvePoint since its incorporation in 2001.

(9)

Consists of (i) 14,291,427 shares of Common Stock issued in exchange for outstanding Legacy AvePoint Common Stock, (ii) 1,862,424 shares of Common Stock issuable on the earlier of (a) July 1, 2022 and (b) specified events including change of control of AvePoint, separation of service and Mr. Jiang’s disability or death, pursuant to an agreement between us and Mr. Jiang dated June 30, 2021, (iii) 4,564,171 shares of Common Stock issuable pursuant to options held as of the Selling Holder Ownership Date and (iv) 260,423 shares of Common Stock issuable upon the achievement of certain earnout provisions. The 14,291,427 shares and 260,423 Earnout Shares respectively include (i) 3,902,404 shares and 83,505 Earnout Shares held by Mr. Jiang’s affiliate River Valley Ltd. and (ii) 2,633,766 shares and 44,851 Earnout Shares held by Red Kite LLC, which Mr. Jiang may be deemed to beneficially own, as well as 7,755,257 shares and 132,067 Earnout Shares held by the Capella 2021 GRAT, for which Mr. Jiang is the trustee. Mr. Jiang currently serves and Chief Executive Officer and a member of our board of directors and served as Co-Chief Executive Officer of Legacy AvePoint since 2008 and a director since 2005.

(10)

Consists of (i) 50,000 shares of Common Stock purchased in the PIPE held by Mr. Epstein and (ii) 993,592 shares of Common Stock received in a distribution from Apex Technology Sponsor, LLC, of which Mr. Epstein is a member. These numbers are calculated without regard to Mr. Epstein’s membership interest in Apex Technology Sponsor LLC. Mr. Epstein currently has served as a director of AvePoint since July 2021.

(11)

Consists of (i) 90,304 shares of Common Stock issued in exchange for outstanding Legacy AvePoint Common Stock, (ii) 1,732,488 shares of Common Stock issuable on the earlier of (a) July 1, 2022 and (b) specified events including change of control of AvePoint, separation of service and Mr. Brown’s disability or death, pursuant to an agreement between us and Mr. Brown dated June 30, 2021, (iii) 1,551,099 shares of Common Stock issuable pursuant to options held as of the Selling Holder Ownership Date and (iv) 9,079 shares of Common Stock issuable upon the achievement of certain earnout provisions. Mr. Brown currently serves as of Chief Operating Officer and General Counsel and a member of our board of directors and served as the same for Legacy AvePoint since 2004.

(12)

Consists of (i) 478,028 shares of Common Stock issuable pursuant to options held as of the Selling Holder Ownership Date and (ii) 92 shares of Common Stock issuable upon the achievement of certain earnout provisions. Mr. Yong currently serves as our Chief Investment Officer, a role he held for Legacy AvePoint since February 2020.

(13)

Consists of 264,263 shares of Common Stock issuable pursuant to options held as of the Selling Holder Ownership Date. Mr. CuUnjieng currently serves as a member of our board of directors, a role he held for Legacy AvePoint since February 2020.

(14)

Consists of 528,596 shares of Common Stock issuable pursuant to options held as of the Selling Holder Ownership Date. Mr. Teper currently serves as a member of our board of directors, a role he held for Legacy AvePoint since December 2014.

(15)

Consists of (i) 200,000 shares of Common Stock purchased in the PIPE, (ii) 4,015,890 shares of Common Stock issued in exchange for outstanding Legacy AvePoint Common Stock and (iii) 70,112 shares of Common Stock issuable upon the achievement of certain earnout provisions held by Balmoral Blue Limited, an affiliate of John Ho. Mr. Ho and his wife, Anita Hong may be deemed to beneficially own these securities. Mr. Ho has served as a director of AvePoint since July 2021.

(16)

Consists of 283,835 shares of Common Stock issuable pursuant to options held as of the Selling Holder Ownership Date. Ms. Wu currently serves as our Chief Financial Officer, a role she held for Legacy AvePoint since August 2020.

(17)

Consists of 3,245,454 shares of Common Stock, of which 2,916,700 are Sponsor Earn-Out Shares and currently deposited in escrow subject to meeting the Sponsor Vesting Conditions (as defined below). The Sponsor Earn-Out Shares are subject to the following vesting conditions (the “Sponsor Vesting Conditions”): a) 100% of the Sponsor Earn-Out Shares shall vest and be released to the Sponsor if at any time from and after the Closing through the seventh anniversary thereof, the Closing Price is greater than or equal to $15.00 (as adjusted for share splits, share capitalization, reorganizations, recapitalizations and the like) over any 20 trading days within any 30 trading day period; and 100% of the remaining Sponsor Earn- Out Shares that have not previously vested under the Sponsor Support Agreement (as defined herein) shall vest and be released to the Sponsor if at any time from and after the Closing through the seventh anniversary thereof, Apex consummates a Subsequent Transaction. There are three managing members of the Sponsor, Brad Koenig, Alex Vieux and Steven Fletcher. Each manager has one vote, and the approval of two of the three managing members is required to approve an action of the Sponsor. Under the so-called “rule of three”, if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing, no individual managing member of the Sponsor exercises voting or dispositive control over any of the securities held by the Sponsor, even those in which such managing member directly holds a pecuniary interest. Accordingly, none of the managing members will be deemed to have or share beneficial ownership of such shares. Mr. Epstein, a member of our board of directors, is a member of the Sponsor.

(18)

Consists of (i) 152,500 shares of Common Stock that were issued as a result of the split of the Private Units in connection with the Closing, (ii) 76,250, shares of Common Stock which can be issued upon the exercise of Private Warrants and (iii) 152,500 Private Warrants that were issued as a result of the split of the Private Units in connection with the Closing. Howard W. Lutnick, through indirect beneficial ownership of the general partners of Cantor Fitzgerald & Co., has voting and investment control over the shares. Mr. Lutnick disclaims beneficial ownership of the shares except to the extent of any pecuniary interest therein. Based on information provided to us by the selling securityholder, the selling securityholder is a registered broker- dealer. Based on such information, the selling securityholder acquired the shares of Common Stock being registered for investment or transaction-based compensation for investment banking or similar services. Based on such information, the selling securityholder acquired the shares of Common Stock being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the selling securityholder did not have any agreements or understandings with any person to distribute such shares. The business address of Cantor Fitzgerald & Co. is 110 East 59th Street, New York, New York 10022.

(19)

Consists of 28,500,592 shares of Common Stock issued upon exchange for shares of Series C Convertible Preferred shares of Legacy AvePoint and 715,249 shares of Common Stock issuable upon the achievement of certain earnout provisions. The 28,500,592 shares and 715,249 Earnout Shares respectively include (i) 13,300,276 shares and 333,783 Earnout Shares held by Avatar Investment Opportunities, LLC, (ii) 6,677,227 shares and 213,895 Earnout Shares held by Avatar Investment Solutions (A), LLC and (iii) 8,523,089 shares and 167,571 Earnout Shares held by Avatar Investment Solutions 1, LLC. Redwood IV Finance 1, LLC is the managing member of Avatar Investment Opportunities, LLC. TCS Finance (A), LLC is the managing member of Avatar Investment Solutions (A), LLC. TCS Finance 1, LLC is the managing member of Avatar Investment Solutions 1, LLC. TSSP Opportunities GenPar IV, L.P. is the manager of Redwood IV Finance 1, LLC. TSSP Capital Solutions GenPar, L.P. is the manager of each of TCS Finance (A), LLC and TCS Finance 1, LLC. Each of TSSP Opportunities GenPar IV, L.P. and TSSP Capital Solutions GenPar, L.P. is ultimately indirectly controlled by Management Company. Management Company is managed by its general partner, whose managing member is Alan Waxman. Alan Waxman disclaims beneficial ownership over the reported securities, except to the extent of his pecuniary interest therein. The address for each of these entities is 2100 McKinney Avenue, Suite 1500, Dallas, Texas 72501. The principal business address for Mr. Waxman is c/o Sixth Street Partners, LLC, 345 California Street, Suite 3300, San Francisco, CA 94104.

(20)

Consists of (i) 18,552,065 shares of Common Stock issued in exchange for outstanding Legacy AvePoint Common Stock, (ii) 1,160,988 shares of Common Stock issuable pursuant to options held as of the Ownership Date and (iii) 341,503 shares of Common Stock issuable upon the achievement of certain earnout provisions. The 18,552,065 shares and 341,503 Earnout Shares respectively include (i) 51,392 shares and 875 Earnout Shares held by Zhijian Lu, (ii) 1,608,724 shares and 27,395 Earnout Shares held The Bridge Water Trust, (iii) 804,757 shares and 13,704 Earnout Shares held by KEM Lily LLC, (iv) 6,490,706 shares and 136,107 Earnout Shares held by Fire Stone Family Trust, (v) 7,183,005 shares and 122,323 Earnout Shares held by KEM Phoenix LLC, (vi) 804,757 shares held by KEM Rose LLC and (vii) 1,608,724 shares and 27,395 Earnout Shares held by The Cherry Tree Trust. Each of The Bridge Water Trust, KEM Lily LLC, Fire Stone Family Trust, KEM Phoenix LLC, KEM Rose LLC and The Cherry Tree Trust is ultimately indirectly controlled by Zhijian Lu and he may be deemed to beneficially own these securities.

(21)

Consists of (i) 10,370,186 shares of Common Stock issued in exchange for outstanding Legacy AvePoint Common Stock, (ii) 722,881 shares of Common Stock issuable pursuant to options held as of the Ownership Date and (iii) 185,160 shares of Common Stock issuable upon the achievement of certain earnout provisions. The 10,370,186 shares and 185,160 Earnout Shares respectively include (i) 402,378 shares and 6,852 Earnout Shares held by MZ-Theta LLC, (ii) 2,670,009 shares and 53,157 Earnout Shares held by MZ-Omega1 Trust, (iii) 842,209 shares and 14,342 Earnout Shares held by The Shanmiao Trust, (iv) 1,207,145 shares and 20,557 Earnout Shares held by MZ-Alpha LLC, (v) 1,207,145 shares and 20,557 Earnout Shares held by MZ-Beta LLC, (vi) 402,378 shares and 6,852 Earnout Shares held by MZ-Delta LLC, (vii) 402,378 shares and 6,852 Earnout Shares held by MZ-Eta LLC, (viii) 2,394,335 shares and 40,774 Earnout Shares held by MZ-Gamma LLC and (ix) 842,209 shares and 14,342 Earnout Shares held by The Zhijian 2020 Trust. Each of MZ-Theta LLC, MZ-Omega1 Trust, The Shanmiao 2020 Trust, MZ-Alpha LLC, MZ-Beta LLC, MZ-Delta LLC, MZ-Eta LLC, MZ-Gamma LLC, and The Zhijian 2020 Trust is ultimately indirectly controlled by James Zhu and he may be deemed to beneficially own these securities.

(22)

Consists of (i) 168,117 shares of Common Stock issued in exchange for outstanding Legacy AvePoint Common Stock and (ii) 2,862 shares of Common Stock issuable upon the achievement of certain earnout provisions. Mr. Morf is the husband of Sophia Wu, who is our Chief Accounting Officer, a role she served for us since August 2021.

PLAN OF DISTRIBUTION

We are registering the issuance by us of (i) up to 17,905,000 shares of Common Stock, including shares of Common Stock issuable upon exercise of the Private Warrants, consisting of (i) 405,000 shares of Common Stock that are issuable upon the exercise of 405,000 Private Warrants and (ii) 17,500,000 shares of Common Stock that are issuable upon the exercise of 17,500,000 Public Warrants. We are also registering the resale by the selling securityholders or their permitted transferees from time to time of (i) up to 130,532,274 shares of Common Stock (including up to 405,000 shares of Common Stock that may be issued upon exercise of the Private Warrants, up to 13,329,196 shares of Common Stock issuable pursuant to outstanding options, up to 1,912,155 shares of Common Stock issuable as Earnout Shares and 2,916,700 Sponsor Earn-Out Shares) and (ii) up to 76,250 Private Warrants.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this Prospectus. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

The shares of Common Stock beneficially owned by the selling securityholders covered by this Prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this Prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•

block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position (including 2,916,700 Sponsor Earn-Out Shares (as defined below)) and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;
•

through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this Prospectus and any applicable Prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;
•

distribution to employees, members, limited partners or stockholders of the selling securityholders; through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;
•	delayed delivery arrangements;
•	to or through underwriters or broker-dealers;
•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;
•	in options transactions;
•	through a combination of any of the above methods of sale; or
•	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this Prospectus is a part by delivering a Prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may, at our option, file a Prospectus supplement in order to permit the distributees to use the Prospectus to resell the securities acquired in the distribution.

To the extent required, this Prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this Prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker- dealer or other financial institution, may effect sales of the pledged securities pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this Prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this Prospectus available to the selling securityholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a Prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Warrants or shares offered by this Prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this Prospectus constitutes a part effective until such time as all of the securities covered by this Prospectus have been disposed of pursuant to and in accordance with the registration statement or such securities have been withdrawn or, in the case of shares issued pursuant to the Subscription Agreements, until three years from the effective date of this registration statement.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our Common Stock, preferred stock, and the Warrants to purchase Common Stock. This summary is qualified by reference to the complete text of our amended and restated certificate of incorporation and amended and restated bylaws filed as exhibits to the registration statement of which this Prospectus forms a part. For more information on how you can obtain copies of these documents, see “Where You Can Find More Information.” We urge you to read the amended and restated certificate of incorporation and the amended and restated bylaws in their entirety.

General

Our amended and restated certificate of incorporation authorizes us to issue up to 1,000,000,000 shares of Common Stock, $0.0001 par value per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share. On June 30, 2022, just prior to the filing of the registration statement of which this Prospectus forms a part, there were 183,199,938 shares of Common Stock issued and outstanding and 0 shares of preferred stock outstanding.

Common Stock

Voting Rights

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our amended and restated certificate of incorporation, our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividend Rights

Subject to preferences that may apply to any then-outstanding preferred stock, the holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. We do not anticipate paying any cash dividends in the foreseeable future.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Preemptive or Similar Rights

Holders of Common Stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Under our amended and restated certificate of incorporation our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 20,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Common Stock. Any issuance of preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action. No shares of preferred stock are outstanding as of the closing of the Business Combination. We have no present plans to issue any shares of preferred stock.

Warrants

As of the June 30, 2022, just prior to the filing of the registration statement of which this Prospectus forms a part, there were 17,905,000 Warrants to purchase Common Stock outstanding, consisting of 17,500,000 Public Warrants and 405,000 Private Warrants held by the Sponsors or their distributees. Each warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share at any time commencing 30 days after the closing of the Business Combination (i.e. July 1, 2021). The Warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of the closing of the Business Combination, or earlier upon redemption or liquidation.

Holders of Public Warrants cannot pay cash to exercise their Public Warrants unless we have an effective and current registration statement covering the issuance of the shares underlying such Warrants and a current prospectus relating thereto. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of Common Stock for the five trading days ending on the trading day prior to the date of exercise.

The Private Warrants are identical to the Public Warrants except that such warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the Apex Initial Stockholders or their permitted transferees.

We may call the Public Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant,

•	at any time after the warrants become exercisable;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder;
•

if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third trading day prior to the notice of redemption to warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such warrants.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our Warrants was established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then- prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of Common Stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least a majority of the then outstanding Public Warrants and Private Warrants, if such modification or amendment is being undertaken prior to, or in connection with, the closing, or Warrants, if such modification or amendment is being undertaken after the closing, in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. The Warrants will not be adjusted for issuances of shares of Common Stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the office of the warrant agent, with the subscription form, as set forth in the warrant, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to the order of the warrant agent, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Common Stock outstanding.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”), which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•

permit our board of directors to issue up to 20,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the authorized number of directors may be changed only by resolution of our board of directors or stockholders;

•

provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed with or without cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 662/3% of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;
•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•

provide that special meetings of our stockholders may be called by the president of our board of directors and shall be called by the president or secretary at the request in writing of a majority of the Board or at the request in writing of stockholders owning at least 50% in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. and

•

not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of Common Stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.

The amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for actions or proceedings brought under Delaware statutory or common law: (1) any derivative action or proceeding brought on our behalf of AvePoint; (2) any action asserting a breach of fiduciary duty owed by any current or former director, officer or stockholder of AvePoint, to AvePoint or AvePoint’s stockholders; (3) any action asserting a claim against us arising under the Delaware General Corporation Law; (4) any action regarding the certificate of incorporation or our amended and restated bylaws (as either may be amended from time to time); (5) any action as to which the Delaware General Corporate Law confers jurisdiction to the Court of Chancery of the State of Delaware; (6) any action asserting a claim against us that is governed by the internal affairs doctrine , in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants . The amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision of our amended and restated certificate of incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder and therefore bring a claim in another appropriate forum. Additionally, we cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Limitations of Liability and Indemnification

Our amended and restated certificate of incorporation limits a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;
•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	for any unlawful payment of dividends or redemption of shares; or
•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and our amended and restated bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the amended and restated certificate of incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Common Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our Common Stock then outstanding; or
•	the average weekly reported trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	issuer of the securities that was formerly a shell company ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As of July 7, 2022, we have fulfilled the foregoing conditions and Rule 144 is available for the resale of our securities.

Common Stock that stockholders of Legacy AvePoint received in connection with the Business Combination are freely tradable without restriction or further registration under the Securities Act, except for certain shares of our Common Stock issued pursuant to the 2006 Plan, the 2016 Plan, and 2021 Plan which are registered pursuant to that certain registration statement on Form S-8 (File No. 333-259617) filed and declared effective on September 17, 2021, and any shares issued to our affiliates within the meaning of Rule 144.

As of the date of this Prospectus, there are 17,905,000 Warrants outstanding, consisting of 17,500,000 Public Warrants and 405,000 Private Warrants. The Public Warrants are freely tradable. We filed an initial registration statement on Form S-1 under the Securities Act covering 17,500,000 shares of our Common Stock that may be issued upon the exercise of the Public Warrants on July 23, 2021, which registration statement was amended on August 5, 2021 and was declared effective on August 9, 2021. The Form S-1 was later amended pursuant to that certain Post-Effective Amendment No. 1 to Form S-1 (the “Post-Effective Amendment No. 1”) on April 5, 2022 to provide certain material updates to the prospectus therein. The Post-Effective Amendment No. 1 was declared effective on April 11, 2022. We are obligated to use our best efforts to maintain the effectiveness of such registration statement until the expiration of the Public Warrants.

Registration Rights Agreement

In connection with the Closing of the Business Combination, we entered into the Registration Rights Agreement on July 1, 2021, pursuant to which the holders of Registrable Securities (as defined therein) became entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

The Registration Rights Agreement is filed as an exhibit to the registration statement of which this Prospectus forms a part. For more information on how you can obtain copies of this document, see “Where You Can Find More Information.” We urge you to read the Registration Rights Agreement in its entirety.

Listing

Our Common Stock and Warrants are listed on the Nasdaq Global Select Market under the symbols “AVPT” and “AVPTW,” respectively.

Transfer Agent

The transfer agent for our securities is Continental Stock Transfer & Trust Company. The transfer agent’s address is One State Street Plaza, 30th Floor New York, New York 10004.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Cooley LLP, Palo Alto, CA.

EXPERTS

The financial statements of AvePoint, Inc. as of December 31, 2021 incorporated by reference in this Prospectus, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of AvePoint, Inc. as of December 31, 2020 and for each of the two years in the period ended December 31, 2020 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of Crowe LLP, PCAOB ID No. 173, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered by this Prospectus. This Prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to AvePoint and the securities offered by this Prospectus, we refer you to the registration statement and its exhibits. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website at www.sec.gov.

Our Internet address is https://www.avepoint.com/. At our Investor Relations website, https://ir.avepoint.com/, we make available free of charge a variety of information for investors. Our goal is to maintain the Investor Relations website as a portal through which investors can easily find or navigate to pertinent information about us, including:

•

Our Prospectus, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file that material with or furnish it to the SEC at www.sec.gov.

•	Announcements of investor conferences, speeches, presentations, and events at which our executives talk about our product, service, and competitive strategies.
•	Press releases on quarterly earnings, product and service announcements, legal developments, and national and international news.
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Corporate governance information including our articles of incorporation, bylaws, governance guidelines, committee charters, code of ethics and business conduct, whistleblower “open door” policy for reporting accounting and legal allegations, global corporate social responsibility initiatives, and other governance-related policies.

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Other news and announcements that we may post from time to time that investors might find useful or interesting, including with respect to our business strategies, financial results, and metrics for investors.

In addition to these channels, we use social media to communicate to the public. It is possible that the information we post on social media could be deemed to be material to investors. We encourage investors, the media, and others interested in AvePoint to review the information we post on the social media channels listed on our Investor Relations website.

The information found on our main website or our Investor Relations website is not part of this or any other report we file with, or furnish to, the SEC, for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act except as shall be expressly set forth by specific reference in such filing, and you should not consider any information contained on, or that can be accessed through, our website as part of this Prospectus or in deciding whether to purchase our Common Stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference in this Prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in this Prospectus updates (and, to the extent of any conflict, supersedes) information incorporated by reference that we have filed with the SEC prior to the date of this Prospectus.  You should read the information incorporated by reference because it is an important part of this Prospectus.

We incorporate by reference the documents listed below, excluding any portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K:

■	Our Annual Report on Form 10-K (File No. 001-39048) for the fiscal year ended December 31, 2021, filed with the SEC on March 31, 2022;
■	Our Quarterly Reports on Form 10-Q (File No. 001-39048) for the quarterly periods ended March 31, 2022 and June 30, 2022, filed with the SEC on May 16, 2022 and August 15, 2022, respectively;
■	Our Current Report on Form 8-K (File No. 001-39048) (other than information furnished rather than filed), filed with the SEC on May 6, 2022;
■

Our definitive proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 001-39048) on March 24, 2022 (including all exhibits); and

■

The description of our Common Stock contained in our Post-Effective Amendment No. 1 to Form S-1 Registration Statement (File No. 333-258109), filed with the SEC on April 5, 2022 and declared effective on April 11, 2022, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating, amending, or otherwise modifying such description.

Any information in the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this Prospectus modifies or replaces such information. We also incorporate by reference any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than filings or portions of filings that are furnished under applicable SEC rules rather than filed), including those made after the date of filing of the initial registration statement of which this Prospectus is a part and prior to its effectiveness, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this Prospectus.  Information in such future filings updates and supplements the information provided in this Prospectus.  Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You may also obtain from us copies of the documents incorporated by reference in this Prospectus, at no cost, by requesting them via email at IR@avepoint.com.

You should rely only on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of this document. Any statement contained in a document incorporated in this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this Prospectus, except as modified or superseded.

Copies of the documents incorporated by reference may also be found on our Investor Relations website at https://ir.avepoint.com/. Except with respect to the documents expressly incorporated by reference above which are accessible at our website, the information contained on our website is not a part of and should not be construed as being incorporated by reference into, this Prospectus.

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PROSPECTUS

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Up to 130,532,274 Shares of Common Stock

Up to 17,905,000 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 76,250 Warrants to Purchase Common Stock

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PROSPECTUS

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August 31, 2022